Sotera Health Announces Jon Lyons as
New Senior Vice President and Chief Financial Officer
CLEVELAND, OH, June 26, 2023 - Sotera Health Company (Nasdaq: SHC), a leading global provider of mission-critical end-to-end sterilization solutions and lab testing and advisory services for the healthcare industry, announced that Jon Lyons has joined the Company, effective today, as Senior Vice President and Chief Financial Officer (“CFO”). Mr. Lyons recently served as Vice President, Corporate FP&A for Owens Corning (NYSE: OC), a nearly $10 billion global building and construction materials leader. Prior to this role, Mr. Lyons was Vice President and Finance leader for Owens Corning’s $3.7 billion Insulation business and the company’s $2.7 billion Composites business. He was previously also the company’s Treasurer. Mr. Lyons has also held several senior leadership roles in treasury, FP&A, investor relations and tax during his 8-year career at Cardinal Health (NYSE: CAH) after beginning his career in public accounting.
“I am thrilled to welcome Jon to the team,” said Michael B. Petras, Jr., Chairman and Chief Executive Officer of Sotera Health. “Jon has extensive expertise in leading multiple finance disciplines in complex and global businesses across healthcare and industrial sectors. His wide variety of leadership roles and his deep knowledge of corporate finance and capital markets will be an asset to our team.”
Mr. Lyons holds an M.B.A. from The Ohio State University and a B.S. in Accounting from Kent State University.
“I am delighted to join Sotera Health, a company that plays such a critical role in the health care supply chain,” said Lyons. “I look forward to working with the team to advance our mission of Safeguarding Global Health® and to drive value for our shareholders.”
Mr. Lyons succeeds Michael Biehl, who has served as Interim CFO. Mr. Lyons will be a member of the Executive team, reporting directly to Chairman and CEO, Michael B. Petras, Jr.

ABOUT SOTERA HEALTH
Sotera Health Company is a leading global provider of mission-critical end-to-end sterilization solutions and lab testing and advisory services for the healthcare industry. Sotera Health goes to market through three businesses – Sterigenics®, Nordion® and Nelson Labs®. Sotera Health is committed to its mission, Safeguarding Global Health®.

INVESTOR RELATIONS CONTACT	MEDIA CONTACT
Jason Peterson Vice President & Treasurer, Sotera Health IR@soterahealth.com	Kristin Gibbs Chief Marketing Officer, Sotera Health kgibbs@soterahealth.com

Source: Sotera Health Company
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